EXHIBIT 99.1

Contact:
Gerard M. Hayden, Jr.
Chief Financial Officer
(615) 301-3163
ir@healthstream.com

Media:
Mollie Condra
Vice President,
Investor Relation & Communications
(615) 301-3237
mollie.condra@healthstream.com

HEALTHSTREAM ANNOUNCES SECOND QUARTER 2014 RESULTS

NASHVILLE, Tenn. (July 21, 2014)—HealthStream, Inc. (NASDAQ: HSTM), a leading provider of workforce development and research / patient experience solutions for the healthcare industry, announced today results for the second quarter ended June 30, 2014.

Highlights:

•	Revenues of $42.5 million in the second quarter of 2014, up 33% from $31.9 million in the second quarter of 2013

•	Operating income of $4.1 million in both the second quarter of 2014 and the second quarter of 2013

•	Net income of $2.4 million in both the second quarter of 2014 and the second quarter of 2013, and earnings per share (EPS) of $0.08 per share (diluted) in the second quarter of 2014 and EPS of $0.09 per share (diluted) in the second quarter of 2013

•	Adjusted EBITDA[1] of $7.3 million in the second quarter of 2014, up 14% from $6.4 million in the second quarter of 2013

•	Michael Sousa selected to serve as senior vice president, business development

•	Thomas Schultz joins the Company as senior vice president, sales

Financial Results:
Second Quarter 2014 Compared to Second Quarter 2013
Revenues for the second quarter of 2014 increased $10.6 million, or 33 percent, to $42.5 million, compared to $31.9 million for the second quarter of 2013.

Revenues from the HealthStream Workforce Development Solutions segment increased by $9.3 million, or 37 percent, when compared to the second quarter of 2013. Revenues from our subscription-based solutions increased by approximately $9.6 million, or 42 percent, over the prior year second quarter due to a higher number of subscribers and more courseware consumption by subscribers. Revenues in the second quarter of 2014 were positively influenced by courseware subscriptions associated with, among other products, ICD-10 training. Revenues from ICD-10 training products were approximately $7.2 million in the second quarter of 2014, compared to $2.9 million in the prior year second quarter. In addition, revenues from the Health Care Compliance Strategies, Inc. (HCCS) acquisition, consummated on March 3, 2014, were approximately $1.1 million during the second quarter of 2014.

[1]	Adjusted EBITDA is a non-GAAP financial measure. A reconciliation of adjusted EBITDA to net income is included in this release.

Revenues from the HealthStream Research / Patient Experience Solutions segment increased by $1.3 million, or 19 percent, when compared to the second quarter of 2013. Revenues from Patient Insights™ surveys—a survey research product that generates recurring revenues—increased by $627,000, or 12 percent, when compared to the second quarter of 2013. Revenues from other surveys, which are conducted on annual or bi-annual cycles, were comparable to the second quarter of 2013. Revenues from the Baptist Leadership Group (BLG) acquisition, consummated on September 9, 2013, were $681,000 during the second quarter of 2014.

Generally accepted accounting principles (GAAP) require companies to write down beginning balances of acquired deferred revenue balances as part of “fair value” accounting as defined by GAAP. During the second quarter of 2014, HealthStream reported a $703,000 reduction to GAAP revenues and corresponding reductions of $703,000 to operating income and $402,000 to net income as a result of deferred revenue write-downs for the HCCS acquisition in March of 2014 and BLG acquisition in September of 2013. During the second quarter of 2013, HealthStream reported a $168,000 reduction to GAAP revenues and corresponding reductions of $168,000 to operating income and $98,000 to net income as a result of deferred revenue write-downs for the Decision Critical and Sy.Med Development acquisitions in June and October of 2012, respectively. The table reconciling GAAP to non-GAAP financial measures included in this release shows the impact of beginning balance deferred revenue write-downs on financial results.

Operating income was $4.1 million for both the second quarter of 2014 and the second quarter of 2013. The growth in revenues was offset by increased operating expense associated with higher royalties, personnel additions, sales commissions, depreciation and amortization, and other general expenses. In addition, the impact of the deferred revenue write-down in the second quarter of 2014 for HCCS resulted in lower operating income than would have otherwise been reported.

Net income was $2.4 million in both the second quarter of 2014 and the second quarter of 2013. Earnings per share were $0.08 per share (diluted) for the second quarter of 2014 and $0.09 per share (diluted) for the second quarter of 2013.

Adjusted EBITDA (which we define as net income before interest, income taxes, share-based compensation, and depreciation and amortization) increased by 14 percent to $7.3 million for the second quarter of 2014, compared to $6.4 million for the second quarter of 2013.

At June 30, 2014, the Company had cash and marketable securities of $111.8 million. Capital expenditures totaled $2.5 million for the second quarter of 2014.

Year-to-Date 2014 Compared to Year-to-Date 2013
For the first six months of 2014, revenues were $80.8 million, an increase of 31 percent over revenues of $61.6 million in the first six months of 2013. Operating income for the first six months of 2014 increased two percent to $7.4 million, compared to $7.3 million for the first six months of 2013. Net income for the first six months of 2014 decreased by one percent to $4.3 million, compared to $4.4 million for the first six months of 2013. Earnings per share were $0.15 per share (diluted) for the first six months of 2014 and $0.16 per share (diluted) for the first six months of 2013.

Other Business Updates
At June 30, 2014, we had approximately 3,690,000 total subscribers implemented to use and 3,977,000 total subscribers contracted to use our subscription-based solutions. “Contracted subscribers” include both those already implemented and those in the process of implementation. Revenue recognition commences when a contract is fully implemented.

Annualized revenue per implemented subscriber: We view “Annualized Revenue per Implemented Subscriber” as a measure of our progress in growing the value of our customer base. Annualized Revenue per Implemented Subscriber represents the quarter’s revenue from our subscription-based solutions annualized, then divided by the quarter’s average total number of implemented subscribers. The following table shows the metric for the second quarter of 2014 and the preceding seven quarters.

Workforce Development Solutions – Annualized Revenue per Implemented Subscriber

Q3 2012	Q4 2012	Q1 2013	Q2 2013	Q3 2013	Q4 2013	Q1 2014	Q2 2014

$26.98	$27.04	$28.47	$29.40	$30.95	$32.41	$33.33	$35.39

Note: Our subscription-based solutions include subscriptions to our platform applications, plus courseware/content subscriptions. The above metric does not include revenues from SimCenter. The Company reports those revenues separately as part of our SimVentures collaborative arrangement.

Executive Personnel Announcements
On June 17, 2014, we announced that Michael Sousa—who previously served as HealthStream’s senior vice president (SVP), sales—was named SVP, business development. Concurrently, Thomas (“Tom”) Schultz joined HealthStream’s executive team as senior vice president (SVP), sales.

During his 10-year tenure at HealthStream, Michael Sousa has provided executive-level leadership for sales strategy and new business acquisition and has been a key leader in our growth during that period. The growth of HealthStream’s eco-system of applications and partners brings opportunities to develop new products, penetrate new markets, leverage our network and data, invest in new technologies and/or acquisitions, and create new revenue streams for the Company. In his new role as SVP, business development, Michael will lead such opportunities. We believe his successful leadership at HealthStream, along with his prior experiences at IBM Business Consulting Services in healthcare and PWC Consulting in their e-learning practice, makes him uniquely qualified to launch new revenue-generating initiatives for the Company.

Tom Schultz, with 26 years of healthcare technology experience, worked most recently at Infor, Inc., where he served as vice president of their healthcare business unit. His work began in that position 16 years ago at Lawson Software (which was acquired by Infor in 2011) where he served as the senior sales executive for the healthcare vertical, focused on selling integrated enterprise-level applications in human capital management, HRIS, analytics, clinical integration, financial management, and supply chain. In his new role as SVP, sales, Tom will be responsible for continuing to drive revenue growth and market share for HealthStream. His hands-on experience and keen understanding of healthcare organizations’ workforce and talent management needs makes Tom particularly qualified to further drive the Company’s growth.

Financial Outlook for 2014
We anticipate that consolidated revenues will grow by 26 to 29 percent as compared to 2013, which revenue growth reflects the impact of the deferred revenue write-down related to the HCCS acquisition. We anticipate that revenue growth in the Workforce Development Solutions segment, which will now include HCCS, will be in the 28 to 32 percent range, also reflecting the impact of the deferred revenue write-down related to the HCCS acquisition. We expect the Research/Patient Experience Solutions segment’s revenue to increase by approximately 15 to 19 percent, which includes revenues from the BLG acquisition that we closed in September of 2013.

We anticipate that the Company’s 2014 full-year operating income will decrease between two and 11 percent over full-year 2013 results. This operating income estimated range includes between $2.5 million to $3.0 million related to the combined impact of the deferred revenue write-down primarily related to the HCCS acquisition, amortization of acquired intangibles, incremental investments in HCCS related sales, marketing, product development to drive future growth, and approximately $350,000 of transaction costs primarily associated with the HCCS acquisition.

We anticipate that our 2014 capital expenditures will be between $9.0 million and $12.0 million. We expect our effective tax rate to be between 42 percent and 44 percent.

Our updated guidance reflects the anticipated impact of the HCCS acquisition that we announced on March 4, 2014, but does not include the impact from any other business development initiatives that we may complete during 2014.

On April 1, 2014, the “Protecting Access to Medicare Act of 2014” was signed by the President, which postponed the deadline for requiring the use of the ICD-10 coding system—previously October 1, 2014—for at least one year.  Although the deadline for the transition to the ICD-10 coding system set by the Centers for Medicaid and Medicare Services (CMS) for healthcare organizations has been extended three times, in May CMS reiterated its intent to confirm October 1, 2015 as the deadline. Based on preliminary market indicators, our assessment of the impact of the postponement on our results of operations is now included in the aforementioned guidance for this year.

Commenting on second quarter 2014 results, Robert A. Frist, Jr., chief executive officer of HealthStream, said, “HealthStream’s innovative solutions for workforce development and improving the patient experience are increasingly being sought after by healthcare providers as they partner with us to improve the quality of care delivered—as reflected by increasing revenues for the Company. For the second quarter of 2014, revenues grew 33 percent over the same period last year. In the second quarter, revenues from our subscription-based products grew 42 percent over the prior year quarter and we contracted approximately 130,000 net new subscribers to our workforce development platform. To support our further growth, we are excited to add Tom Schultz as senior vice president, sales and Michael Sousa in his new role as senior vice president, business development. Both are accomplished professionals with outstanding track records and a deep understanding of the healthcare workforce. We look forward to their leadership and service on our executive team.”

A conference call with Robert A. Frist, Jr., chief executive officer, Gerard M. Hayden, Jr., senior vice president and chief financial officer, and Mollie Condra, vice president of investor relations and corporate communications, will be held on Tuesday, July 22, 2014 at 9:00 a.m. (EDT). To listen to the conference, please dial 877- 647-2842 (no conference ID needed) if you are calling within the domestic U.S. or Canada. If you are an international caller, please dial 914-495-8564 (no conference ID needed). The conference may also be accessed by going to http://ir.healthstream.com/events.cfm for the simultaneous Webcast of the call, which will subsequently be available for replay. The replay telephone numbers are 855-859-2056 (conference ID #75440438) for U.S. and Canadian callers and 404-537-3406 (conference ID #75440438) for international callers.

Use of Non-GAAP Financial Measures
This press release contains certain non-GAAP financial measures, including non-GAAP net income, non-GAAP operating income, non-GAAP revenue, and adjusted EBITDA, which are used by management in analyzing the Company’s financial results and ongoing operational performance.

In order to better assess the Company’s financial results, management believes that income before interest, income taxes, share-based compensation, depreciation and amortization (“adjusted EBITDA”) is an appropriate measure for evaluating the operating performance of the Company because adjusted EBITDA reflects net income adjusted for non-cash and non-operating items. Adjusted EBITDA is also used by many investors to assess the Company’s results from current operations. Adjusted EBITDA is a non-GAAP financial measure and should not be considered as a measure of financial performance under GAAP. Because adjusted EBITDA is not a measurement determined in accordance with GAAP, it is susceptible to varying calculations. Accordingly, adjusted EBITDA, as presented, may not be comparable to other similarly titled measures of other companies.

Over the past few years, the Company has acquired businesses whose net tangible assets include deferred revenue. In accordance with GAAP reporting requirements, the Company may record a write down of deferred revenue to fair value as defined in GAAP. If the Company is required to record a write-down of deferred revenue, it may result in lower recognized revenue. In order to provide more accurate trends and comparisons of the Company’s revenues, operating income, and net income, management believes that adding back the deferred revenue write-down associated with fair value accounting for acquired businesses provides a better indication of the ongoing performance of the Company. Both on a quarterly and year-to-date basis, the revenue for the acquired business is deferred and typically recognized over a one-year period, so our GAAP revenues for the one-year period after the acquisition will not reflect the full amount of revenues that would have been reported if the acquired deferred revenue was not written down to fair value.

These non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance which are prepared in accordance with GAAP and may be different from non-GAAP financial measures used by other companies. Investors are encouraged to review the reconciliations of our GAAP to non-GAAP financial measures, which are set forth below in this release.

About HealthStream
HealthStream (NASDAQ: HSTM) is dedicated to improving patient outcomes through the development of healthcare organizations’ greatest asset: their people. Our unified suite of software-as-a-service (SaaS) solutions is contracted by, collectively, approximately four million healthcare employees in the U.S. for workforce development, training & learning management, talent management, performance assessment, and managing simulation-based education programs. Our research solutions provide valuable insight to healthcare providers to meet HCAHPS requirements, improve the patient experience, engage their workforce, and enhance physician alignment. Based in Nashville, Tennessee, HealthStream has additional offices in Laurel, Maryland, Brentwood, Tennessee, Pensacola, Florida, and Jericho, New York. For more information, visit http://www.healthstream.com or call 800-933-9293.

HEALTHSTREAM, INC.
Summary Financial Data
(In thousands, except per share data)

	Unaudited
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Revenues	$42,476	$31,919	$80,825	$61,565
Operating expenses:
Cost of revenues (excluding depreciation and amortization)	18,738	12,871	35,663	25,391
Product development	4,294	2,778	7,840	5,384
Sales and marketing	7,251	5,450	14,199	10,650
Other general and administrative	5,361	4,817	10,592	9,089
Depreciation and amortization	2,722	1,897	5,123	3,773

Total operating expenses	38,366	27,813	73,417	54,287
Operating income	4,110	4,106	7,408	7,278
Other income	23	28	68	75

Income before income taxes	4,133	4,134	7,476	7,353
Income tax provision	1,769	1,712	3,165	2,991

Net income	$2,364	$2,422	$4,311	$4,362

Net income per share:
Net income per share, basic	$0.09	$0.09	$0.16	$0.16

Net income per share, diluted	$0.08	$0.09	$0.15	$0.16

Weighted average shares outstanding:
Basic	27,567	26,722	27,510	26,531

Diluted	28,043	27,649	27,975	27,529

HEALTHSTREAM, INC.
Condensed Consolidated Balance Sheets
(In thousands)

	Unaudited
	June 30,	December 31,
	2014	2013(1)
ASSETS
Current assets:
Cash and cash equivalents	$60,862	$59,537
Marketable securities – short term	50,901	48,659
Accounts and unbilled receivables, net	31,882	26,706
Prepaid and other current assets	16,736	12,222

Total current assets	160,381	147,124
Capitalized software development, net	12,014	11,077
Property and equipment, net	9,468	9,038
Goodwill and intangible assets, net	58,575	44,616
Other assets	961	739

Total assets	$241,399	$212,594

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable, accrued and other liabilities	$23,451	$18,044
Deferred revenue	51,595	38,168

Total current liabilities	75,046	56,212
	6,173	6,173

Deferred tax liabilities, non-current	6,173	6,173
Deferred revenue, noncurrent	2,408	—
Other long-term liabilities	615	776

Total liabilities	84,242	63,161
Shareholders’ equity:
Common stock	170,279	166,888
Comprehensive loss	(9)	(31)
Accumulated deficit	(13,113)	(17,424)

Total shareholders’ equity	157,157	149,433

Total liabilities and shareholders’ equity	$241,399	$212,594

(1)	Derived from audited financial statements contained in the Company’s filing on Form 10-K for the year ended December 31, 2013.

HEALTHSTREAM, INC.
Condensed Consolidated Statement of Cash Flows
(In thousands)

	Unaudited
	Six Months Ended
	June 30,	June 30,
	2014	2013
Operating activities:
Net income	$4,311	$4,362
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,123	3,773
Deferred income taxes	3,165	2,991
Share-based compensation	834	710
Provision for doubtful accounts	70	95
Other	752	734
Changes in assets and liabilities:
Accounts and unbilled receivables	(3,558)	(6,144)
Prepaid and other assets	(4,493)	734
Accounts payable, accrued and other liabilities	1,209	(1,283)
Deferred revenue	14,689	5,387

Net cash provided by operating activities	22,102	11,359

Investing activities:
Business combinations, net of cash acquired	(12,501)	(181)
Changes in marketable securities	(2,948)	4,408
Investments in non-marketable equity investments	(265)	(250)
Purchases of property and equipment	(2,423)	(1,243)
Payments associated with capitalized software development	(2,689)	(2,013)

Net cash (used in) provided by investing activities	(20,826)	721

Financing activities:
Proceeds from exercise of stock options	462	1,682
Taxes paid related to net settlement of equity awards	(152)	(158)
Payment of earn-outs related to acquisitions	(261)	(318)

Net cash provided by financing activities	49	1,206

Net increase in cash and cash equivalents	1,325	13,286
Cash and cash equivalents at beginning of period	59,537	41,365

Cash and cash equivalents at end of period	$60,862	$54,651

Reconciliation of GAAP to Non-GAAP Financial Measures(1)
(In thousands, except per share data)

	Unaudited
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
GAAP net income	$2,364	$2,422	$4,311	$4,362
Interest income	(59)	(61)	(117)	(120)
Interest expense	13	13	25	25
Income tax provision	1,769	1,712	3,165	2,991
Share-based compensation expense	450	400	834	710
Depreciation and amortization	2,722	1,897	5,123	3,773

Adjusted EBITDA	$7,259	$6,383	$13,341	$11,741

GAAP revenues	$42,476	$31,919	$80,825	$61,565
Add: deferred revenue write-down	703	168	1,072	500

Non-GAAP revenues	$43,179	$32,087	$81,897	$62,065

GAAP operating income	$4,110	$4,106	$7,408	$7,278
Add: deferred revenue write-down	703	168	1,072	500

Non-GAAP operating income	$4,813	$4,274	$8,480	$7,778

GAAP net income	$2,364	$2,422	$4,311	$4,362
Add: deferred revenue write-down, net of tax	402	98	619	297

Non-GAAP net income	$2,766	$2,520	$4,930	$4,659

(1) This press release contains certain non-GAAP financial measures, including non-GAAP net income, non-GAAP operating income, non-GAAP revenue, and adjusted EBITDA, which are used by management in analyzing its financial results and ongoing operational performance.

This press release includes certain forward-looking statements (statements other than solely with respect to historical fact), including statements regarding expectations for the financial performance for 2014 that involve risks and uncertainties regarding HealthStream. These statements are based upon management’s beliefs, as well as assumptions made by and data currently available to management. This information has been, or in the future may be, included in reliance on the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such results or events predicted in these statements may differ materially from actual future events or results. The forward-looking statements are subject to significant uncertainties and other risks referenced in the Company’s Annual Report on Form 10-K and in the Company’s other filings with the Securities and Exchange Commission. Consequently, such forward-looking information should not be regarded as a representation or warranty by the Company that such projections will be realized. Many of the factors that will determine the Company’s future results are beyond the ability of the Company to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. The Company undertakes no obligation to update or revise any such forward-looking statements.

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